UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2005

NET 1 UEPS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-31203	65-0903895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01. Other Events.

     Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) has commenced the marketing of the public offering by certain selling shareholders of 9,850,000 shares of Net1 common stock. As previously announced, the Company currently expects the public offering price to be between $18.00 and $20.00 per share.

The offering is being made through an underwriting syndicate led by Morgan Stanley and JPMorgan acting as joint book-running managers. Robert W. Baird & Co., Jefferies & Company, Inc. and Thomas Weisel Partners LLC will act as representatives.

The offering will be made only by means of a prospectus. Copies of the preliminary prospectus relating to this offering may be obtained from Morgan Stanley by emailing prospectus@morganstanley.com or contacting the prospectus department at Morgan Stanley & Co. Inc., 1585 Broadway, New York, NY 10036, telephone (212) 761-6775 or from JPMorgan by emailing addressing.services@jpmorgan.com or contacting the prospectus department at JPMorgan Prospectus Department, One Chase Manhattan Plaza, New York, NY 10081, telephone (212) 552-5164.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state jurisdiction.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.
Date: July 19, 2005	By:	/s/ Serge C.P. Belamant
Serge C.P. Belamant
Chief Executive Officer